EXHIBIT 11


                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                     COMPUTATION OF THE NET INCOME PER SHARE
                 FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (Unaudited)

(In thousands, net income per share
  in dollars)

                                        Primary        Fully diluted
                                        earnings          earnings
                                       per share          per share

1997
----
Net income applicable to
  common stock                      $         6,546   $         6,546
                                    ===============   ===============


Average number of shares
  issued & outstanding                       19,248            19,248
Average stock option shares                     250               250
                                    ---------------   ---------------

   Shares for earnings calculation           19,498            19,498
                                    ===============   ===============


Net income per share                $          0.34   $          0.34
                                    ===============   ===============


1996
----
Net income applicable to
  common stock                      $         1,553   $        1,553
Adjustment: Add back interest
  expense on convertible debt                    --              101
                                    ---------------   --------------
Adjusted net income applicable to
  common stock                      $         1,553   $        1,654
                                    ===============   ===============


Average number of shares
  issued & outstanding                       16,176           16,176
Average stock option and
  warrant shares                              1,250            1,690
Average convertible debt shares                 --               451
                                    ---------------   ---------------

   Shares for earnings calculation           17,426           18,317
                                    ===============   ===============


Net income per share                $          0.09   $         0.09
                                    ===============   ===============


NOTE:
Primary and fully diluted income (loss) per share were computed by dividing net income (loss) by the average number of shares outstanding plus the common stock equivalents, which would arise from the exercise of dilutive stock options.


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